Exhibit 10.14

CERTAIN PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED. REDACTIONS ARE INDICATED BY A DOUBLE PAIR OF EMPTY BRACKET (“[[ ]]”). THE TEXT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE NUMBER OF PAGES COVERED BY THE REQUEST IS ____.

SERVICES AND INSTALLATION AGREEMENT

AGREEMENT, dated [[    ]], between Hess Corporation (“Hess”) and Info-Hold, Inc. a Delaware corporation (“Vendor”).

WHEREAS, Vendor is engaged in the business of providing music programming services (the “Services”); and

WHEREAS, Hess desires to engage Vendor to provide the Services in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	SCOPE OF SERVICES

The music programming services include continual music transmitted over speaker systems. The playlist for such music will be subject to Hess’ prior approval. Hess may change this playlist at any time on notice to Vendor.

Vendor will perform the Services at the Hess retail stores listed on the attached Exhibit 1 (each a “Store;” collectively the “Stores”). However, after the commencement of this Agreement, Hess may at any time notify Vendor that it wishes to add a retail store to this Agreement and such store will automatically be added to this Agreement and become a “Store” without any further action. The Equipment (as such term is defined below) for any Store added after the commencement of this Agreement and all fees to be paid by Hess pursuant to Paragraph 5 below for such Store will be the same as the Equipment and fees for similarly sized Stores already included in the Agreement.

2.	EQUIPMENT

Vendor will provide and install all equipment necessary to perform the Services (the “Equipment”), at its expense. The Equipment to be provided and installed for each Hess retail store is set forth on the attached Exhibit 2.

3.	QUALITY OF EQUIPMENT AND SERVICE

a.	All Equipment and Services will be free from defects. Vendor warrants that it has the right to provide and perform the Services and that all Services will be in compliance with all laws, rules and regulations.

b.	The Services will be promptly undertaken by Vendor and be carried out with due diligence and in a good and workerlike manner to completion and in compliance with any dates or times for performance prescribed. The Services are warranted to be performed in conformance with generally accepted standards for people doing similar types of Services in the area. Time is of the essence as to the Services.

c.	Vendor will promptly re-perform, correct, repair or replace, as necessary, any actions or inactions that result in a breach of this paragraph, at its sole cost.

4.	TERM

This Agreement will commence on [[    ]], and end on [[    ]]. Notwithstanding the above, Hess may terminate this Agreement or remove any Store from this Agreement for any reason and at any time on 90 days written notice to Vendor. Further, if any law, rule or regulation prohibits Hess’ use of the Services at any Store, in addition to any other remedies available to Hess, Hess may remove such Store from this Agreement.

5.	FEES

In consideration for performing the Services, Hess will pay Vendor in accordance with the terms set forth in the attached Exhibit 3.

6.	INSURANCE AND INDEMNITY

Vendor will defend and indemnify Hess, its directors, officers, subsidiaries, affiliates and employees, against all losses, costs, fines, penalties, claims, lawsuits, settlements, judgments and expenses (including attorneys’ fees) for personal injury, property damage, violation of any laws, rules or regulations or breach of this Agreement resulting from any act or omission of Vendor, its employees, agents or subcontractors, in connection with the Services or this Agreement. This indemnity provision will be insured by Vendor with insurers and in amounts as set forth below.

Before the commencement of the Services, Vendor will, at its expense, place and maintain, and require its subcontractors to place and maintain, during the performance of the Services, the following minimum insurance coverages:

1.	Commercial general liability insurance (including contractual liability) of at least $2,000,000 per occurrence;

2.	Professional liability insurance (including errors and omission coverage) of at least $1,000,000 per occurrence;

3.	Worker’s compensation insurance that meets statutory requirements;

4.	Employer’s liability insurance of at least $1,000,000 per occurrence;

5.	Comprehensive automobile liability covering all vehicles that Vendor owns, hires, or leases in an amount not less than $1,000,000 (combined single limit for bodily injury and property damages); and

6.	Umbrella excess liability coverage in the amount of $2,000,000

Within ten (10) days after signing this agreement or before beginning any Services, whichever is sooner, Vendor will furnish evidence to Hess of the required coverage, placed with insurers satisfactory to Hess. Hess is to be named as an additional insured on all insurance provided, except worker’s compensation. A waiver of subrogation is to be provided on all above stated insurances.

7.	INDEMNIFICATION AGAINST INFRINGEMENT

If notified in writing of any action brought against Hess based on a claim that any of Equipment or the Services infringe any patent, copyright, trade secret or other intellectual property right, Vendor shall defend such action, at its expense, and pay all costs (including attorneys’ fees) and damages awarded in such action or settlement which are attributable to such claim. In the event that an injunction is obtained against Hess’ use of the infringing Equipment or Services, Vendor shall, at its expense, (i) procure for Hess the right to continue using the Services or Equipment as provided for in the Agreement, (ii) replace or modify the Services or Equipment so that they are no longer infringing (so long as their functionality is essentially unchanged) or (iii) terminate the Services or Equipment that are infringing and return all fees paid hereunder.

8.	NO CONSEQUENTIAL DAMAGES

Neither party will be liable for any indirect, incidental, special, punitive or consequential damages (including, but not limited to loss of income, profits, or savings) arising under this Agreement.

9.	ENTIRE AGREEMENT/NO MODIFICATION

This Agreement compromises the entire agreement between Hess and Vendor, and there are no agreements, understandings, warranties or representations, oral or written, expressed or implied concerning the subject matter, including, but not limited to, the Services Agreement between the parties dated [[    ]] (the “Previous Agreement,” that are not merged in or superseded by this Agreement. Notwithstanding the above, any obligations of a party under the Previous Agreement which by their nature are intended to survive the termination or expiration of the Previous Agreement do so survive. No change or modification of this Agreement will be binding on either party, unless such change or modification is in writing and signed by an authorized representative of both parties.

10.	WAIVER

The waiver by either party of any breach or default of this Agreement will not be deemed to be a waiver of any subsequent breach or default nor will any failure by either party to enforce any rights or seek remedies on any breach or default under this Agreement, prejudice or affect its rights or remedies if there is any subsequent breach or default.

11.	SEVERABILITY

If any provision of this Agreement cannot be enforced because of any law, rule or regulation, or if any judgment of any court or administrative body declares any provision to be invalid, the remaining provisions of this Agreement will be given full effect as completely as if the part held invalid had not been included.

12.	NOTICE

Any notice which is required under this Agreement to be in writing will be deemed to have been properly given if sent by certified United States Mail, Return Receipt Requested, postage prepaid, addressed to the business address in the introductory Paragraph of each of the parties, Attention If to Hess: [[    ]]; If to Vendor: Joey C Hazenfield – 4120 Airport Rd Cincinnati Ohio 45226 .

13.	MAINTENANCE, REPAIR AND REMOVAL OF EQUIPMENT

a.	Vendor will be responsible for all maintenance and repair of the Equipment, at its cost.

b.	At the expiration or termination of this Agreement, Vendor will remove all Equipment, at its cost, at a time convenient for Hess. Vendor will promptly repair and replace any damage caused to Hess’ property as a result of this removal.

14.	CONFIDENTIALITY

Vendor will keep this Agreement and any information related to it disclosed by Hess, in strict confidence and will not disclose the same to any third party without the prior written consent of Hess. This obligation of confidentiality shall not apply to any information that was already known to Vendor and not bound by a duty of confidentiality, information that is or becomes publicly available through no fault of Vendor or its representatives, or information that is independently developed by Vendor.

15.	TAXES, LICENSES AND PERMITS

a.

Hess is not responsible for withholding, and will not withhold income, FICA or taxes of any kind from any payments which it owes Vendor. Vendor will provide any forms requested by Hess to support the non-withholding of these taxes. Vendor accepts exclusive liability for the payment of any payroll taxes or other taxes (including but not limited to employment, FICA and FUTA taxes), contributions required by state or foreign jurisdictions to fund state or foreign unemployment, old age and survivor’s insurance or annuities or similar benefits, which taxes and contributions are based on wages, salaries or other remuneration paid to Vendor or its employees. Vendor will reimburse Hess for any of these taxes or contributions which by law Hess may be required to pay because of Vendor’s failure to pay them. Vendor will pay all other taxes required to be paid by Vendor under the law of the federal, state, local or foreign jurisdiction (s) in which it performs the Services including any sales taxes or VAT, arising in connection with the Services.

b.	Vendor will obtain all licenses and permits required to perform the Services, at its cost.

16.	INDEPENDENT VENDOR, VENDOR’S EMPLOYEES

a.	Vendor warrants that it will employ and hire properly qualified personnel necessary to perform the Services. In performing the Services, Vendor is acting as an independent contractor and is not an employee, agent, trustee, fiduciary, partner or joint-venturer of Hess. Vendor is solely responsible for the manner and method of performing the Services.

b.	Vendor is solely responsible for paying its employees, agents and subcontractors. Neither the Vendor nor its employees, agents or subcontractors will be entitled to receive any benefits which employees of Hess are entitled to receive. Vendor will defend and indemnify Hess against any claims made by Vendor’s employees, agents or subcontractors that they are entitled to any benefits of Hess employees.

17.	DISPUTE RESOLUTION

Any dispute between the parties concerning the construction, meaning or effect of this Agreement, or the rights or liabilities of the parties hereunder, or any matter arising out of the same or connected therewith, shall, unless otherwise specifically provided herein, be finally settled by arbitration in New York State, in accordance with the International Arbitration Rules of the American Arbitration Association (“Rules”) by three arbitrators, one to be appointed by each of the parties. Each party shall appoint an arbitrator to be appointed by it within fifteen (15) days following any demand by either party for arbitration, and if either party shall fail to so appoint the arbitrator to be appointed by it, its arbitrator shall promptly be appointed by the American Arbitration Association. The third arbitrator shall be appointed by the two arbitrators so appointed. If the said two arbitrators fail, for any reason, to appoint the third arbitrator within sixty (60) days following their appointment, the third arbitrator shall be appointed in accordance with the Rules. The award of the arbitral tribunal will be final and binding upon the parties. Any arbitration will be “baseball” type arbitration. Each party will provide the arbitration panel with a proposed determination of the dispute (including the amount of any payment sought and an explanation of how the amount was calculated), and the arbitration panel will issue a written report accepting one of the proposals. The dispute resolution procedures set forth in this Paragraph will be the sole and exclusive dispute resolution procedures available to the parties under this Agreement. Judgment upon any award rendered by such arbitrators may be entered in any court having jurisdiction of the party against whom enforcement thereof is sought.

Neither the existence of any dispute nor the pendency of any arbitration hereunder shall excuse either party from performance under this Agreement except to the extent performance itself is prevented by the dispute.

18.	ASSIGNMENT AND SUBCONTRACTORS

a.	Vendor may not use any subcontractors to perform the Services without the prior written consent of Hess, which consent may be withheld in Hess’ sole discretion. Vendor will be responsible for the performance of any Services by its permitted subcontractors.

b.	Vendor may not assign this Agreement without the written consent of Hess, which consent may be withheld in Hess’ sole discretion.

19.	GOVERNING LAW

This Agreement will be governed by the law of the State of New York (excluding its law with regard to conflicts of law).

20.	AUDIT RIGHTS

a.	Vendor will maintain accurate records in accordance with generally accepted accounting principles, where applicable, in connection with the Services and will retain these records for a period of one (1) year after the expiration or termination of this Agreement.

b.	Hess has the right at any time up to once per year, on reasonable advance written notice to Vendor, during normal business hours, to audit Vendor’s transactional and similar financial records pertaining to the Services using its own internal auditors or third party auditors, to determine compliance with Vendor’s obligations in regard to this Agreement (“Vendor Records”). Vendor Records do not include: Vendor’s internal data generated, collected to processed in connection with the Services and not reasonably necessary to determine Vendor’s compliance under this Agreement (e.g. personnel, or cost data or other Vendor confidential information); or, data generated, collected, stored, or aggregated by Vendor for its internal records (e.g. internal financial, legal or contract analysis). To the extent the audit determines any overcharges to Hess, Vendor will be liable to Hess for the amount of the overcharge, plus Hess’ costs of such audit.

21.	HESS LOGO

Vendor will not, without Hess’ prior written consent, which consent will be determined in Hess’ sole discretion, use Hess’ (or its affiliates or subsidiaries) trademark, tradename or corporate logo in any manner, including in any promotional or advertising materials.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

HESS CORPORATION

By:

Name:

Title:

Info-Hold, Inc ]

By:

Name:

Title:

THIS AMENDMENT TO THE SERVICES AGREEMENT (“Amendment”) is made this [[    ]] and amends the original Agreement dated [[    ]] between Amerada Hess (HESS) and Info-Hold (Vendor).

The parties hereto agree to the amendment terms as follows:.

1.	Amendment of the Contract.

The amendment to the original agreement will allow new sites to be billed based upon the schedules listed below. The entire agreement and its terms and conditions will continue in full force and affect with the exception of the conversion of the original trial agreement to an actual working agreement. As such, both parties’ acknowledge that the services provided by Info-Hold, Inc. and XM Satellite radio are provided monthly and are billable at the rate of [[    ]] per site per month as “This price structure has been in use for the [[    ]] sites already on the service”. This fee covers the lease of the Info-link XM system and the monthly fee for the XM Satellite Radio service. It also includes the maintenance of the receiver and the 170 channels of XM service. All other materials will carry a one-year parts and labor warranty for defects in workmanship or equipment failure. After the first 12 months of the warranty period, the cost per service call will be based on current rates in effect. The current labor rate is [[    ]] per hour of labor for on site time. This will cover the labor for the repair of any defective Item not under the lease such as ceiling speakers, amplifiers, etc. If the item cannot be fixed it will be replaced at the replacement rates listed below.

Our field engineers will stock these supplies and will replace any defective or faulty equipment if such equipment has been in service for more than twelve months.

All items except the Info-Link XM Receiver are the property of Hess and will be billed based on the proposed labor and materials costs listed below.

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